Exhibit 21

                                  Subsidiaries

Subsidiary                                      Organization
----------                                      ------------

Miracle Mountain International, Inc.            Colorado
Chambre International, Inc.                     Texas
LifeScience Technologies Holdings, Inc.         Oklahoma
LifeScience Technologies of Canada, Inc.        Ontario, Canada